Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS SECOND QUARTER RESULTS
AND UPDATES 2010 EARNINGS GUIDANCE RANGE

Highlights for the quarter include:

•	Sales growth of 8%, including 5% from base business
•	9% increase in operating income
•	Diluted EPS of $1.05
______________________

COVINGTON, LA. (July 22, 2010) – Pool Corporation (NASDAQ/GSM:POOL) today reported results for the second quarter of 2010.

“As anticipated, 2010 is proving to be a pivotal transition year for our industry and our business.  We believe our second quarter results provide strong evidence that the downturn in pool construction and pool refurbishment activities over the past several years has subsided.  Base business sales growth for the quarter includes increases in almost every major product category and most markets, with growth in certain discretionary products reflecting a modest recovery in refurbishment and replacement activity.  This momentum, combined with the efforts of our fully engaged teams to maximize sales and profitability, control expenses and maintain efficient use of working capital, has resulted in our improved financial performance,” said Manuel Perez de la Mesa, President and CEO.

Net sales for the quarter ended June 30, 2010 increased 8% to $647.5 million, compared to $602.1 million in the second quarter of 2009.  Base business sales were up 5% due to higher discretionary purchases as a result of improved market trends, expanded product offerings including replacement parts and the benefit of favorable weather conditions compared to the second quarter of 2009 except in the Western U.S.  This increase was realized despite approximately $17.0 million of one-time sales in the first half of 2009, including approximately $8.0 million in the second quarter of 2009, driven by regulatory changes governing pool and spa safety, as well as continued but moderating weakness in irrigation construction markets.

Gross profit for the second quarter of 2010 increased 7% to $190.5 million from $178.1 million in the comparable 2009 period.  Gross profit as a percentage of net sales (gross margin) declined 20 basis points to 29.4% in the second quarter of 2010 due primarily to the ongoing competitive pricing environment and some favorable impact to gross margin in the second quarter of 2009 related to inventory purchases ahead of vendor price increases in the second half of 2008.

Selling and administrative expenses (operating expenses) increased 6% to $101.7 million in the second quarter of 2010 from $96.4 million in the second quarter of 2009 due primarily to the impact from recent acquisitions.  Base business operating expenses were up 2% compared to the second quarter of 2009 due to a $4.7 million increase in incentive costs, while non-incentive related expenses were down 3% including a $1.3 million decline in bad debt expense.

Operating income increased 9% to $88.9 million from $81.7 million in the comparable 2009 period.  Operating income as a percentage of net sales (operating margin) was essentially flat at 13.7% for the second quarter of 2010 compared to 13.6% for the same period in 2009.  Interest expense declined $1.2 million or 39% compared to the second quarter of 2009 due primarily to an $86.4 million decrease in average debt outstanding.  The Company no longer has an equity interest in Latham Acquisition Corporation (LAC), which added $0.7 million in equity earnings to the second quarter of 2009.

Net income increased 9% to $52.8 million in the second quarter of 2010 compared to $48.4 million in the second quarter of 2009.  Earnings per share for the second quarter of 2010 was $1.05 per diluted share compared to $0.99 per diluted share for the same period in 2009.

Net sales for the six months ended June 30, 2010 increased 4% to $917.3 million from $878.7 million in the comparable 2009 period.  Base business sales improved 2% in the first six months of 2010 compared to the same period in 2009.  Gross margin decreased 40 basis points to 29.1% in the first half of 2010 from 29.5% for the same period last year.

Operating income for the first six months of 2010 increased 4% to $81.0 million compared to $78.1 million in the same period last year.  Interest expense declined $2.2 million in the first six months of 2010 compared to the same period in 2009.  In the first half of 2009, equity losses in unconsolidated investments, net included $1.4 million related to the Company’s former equity investment in LAC.

Earnings per share for the first six months of 2010 increased to $0.93 per diluted share on net income of $46.7 million, compared to $0.87 per diluted share on net income of $42.1 million in the comparable 2009 period.

On the balance sheet, total net receivables increased 2% compared to June 30, 2009.  Excluding recent acquisitions, total net receivables declined 1% despite the increase in sales.  This decline reflects significant improvements in customer collections.  Inventory levels increased 2% to $331.5 million at June 30, 2010 compared to levels at June 30, 2009, but decreased 2% excluding recent acquisitions.  Total debt outstanding at June 30, 2010 was $266.1 million, down $67.9 million compared to June 30, 2009.

Our continued focus on working capital management helped generate cash provided by operations of $28.7 million in the first six months of 2010.  This performance was down just slightly from our record level of cash provided by operations in the first six months of 2009, which benefitted from a 16% reduction in inventory levels as of June 30, 2009 compared to June 30, 2008.  Adjusted EBITDA (as defined in the addendum to this release) was $93.8 million in the second quarter of 2010 compared to $86.0 million in the second quarter of 2009, and was $90.4 million for the six months ended June 30, 2010 compared to $86.4 million for the six months ended June 30, 2009.

“Based on our year to date results through the seasonally critical second quarter and present indications for the remainder of 2010, we are increasing the bottom end of our initial projected earnings guidance range.  Our narrowed full year 2010 earnings guidance is a projected range of $1.10 to $1.15 per diluted share from previous guidance of $1.00 to $1.15 per diluted share,” said Perez de la Mesa.  “The challenges of the past few years have given us an opportunity to focus on our strengths as a company, and we intend to fully leverage these strengths to take advantage of the recovery in our industry.”

Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products.  Currently, POOL operates 290 sales centers in North America and Europe, through which it distributes more than 100,000 national brand and private label products to roughly 70,000 wholesale customers.  For more information about POOL, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project” and similar expressions and include projections of earnings.  The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.  Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants and other risks detailed in POOL’s Form 10-Q for the quarter ended March 31, 2010 filed with the Securities and Exchange Commission.

CONTACT:

Craig K. Hubbard
985.801.5117
craig.hubbard@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net sales	$647,467	$602,082	$917,300	$878,708
Cost of sales	456,933	424,014	650,474	619,447
Gross profit	190,534	178,068	266,826	259,261
Percent	29.4%	29.6%	29.1%	29.5%

Selling and administrative expenses	101,665	96,348	185,845	181,187
Operating income	88,869	81,720	80,981	78,074
Percent	13.7%	13.6%	8.8%	8.9%

Interest expense, net	1,928	3,150	4,282	6,477
Income before income taxes and equity earnings (losses)	86,941	78,570	76,699	71,597
Provision for income taxes	34,167	30,878	30,142	28,138
Equity earnings (losses) in unconsolidated investments, net	(4)	674	102	(1,329)
Net income	$52,770	$48,366	$46,659	$42,130

Earnings per share:
Basic	$1.07	$1.00	$0.95	$0.87
Diluted	$1.05	$0.99	$0.93	$0.87
Weighted average shares outstanding:
Basic	49,513	48,536	49,355	48,412
Diluted	50,445	48,844	50,169	48,654

Cash dividends declared per common share	$0.13	$0.13	$0.26	$0.26

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30,	June 30,	Change
	2010	2009	$	%

Assets
Current assets:
Cash and cash equivalents	$36,985	$41,727	$(4,742)	(11)%
Receivables, net	238,638	50,981	187,657	>100
Receivables pledged under receivables facility	-	182,307	(182,307)	(100)
Product inventories, net	331,537	325,198	6,339	2
Prepaid expenses and other current assets	8,001	8,219	(218)	(3)
Deferred income taxes	10,681	11,908	(1,227)	(10)
Total current assets	625,842	620,340	5,502	1

Property and equipment, net	32,162	34,163	(2,001)	(6)
Goodwill	178,087	170,601	7,486	4
Other intangible assets, net	13,861	12,471	1,390	11
Equity interest investments	1,083	28,886	(27,803)	(96)
Other assets, net	28,836	28,438	398	1
Total assets	$879,871	$894,899	$(15,028)	(2)%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$221,374	$194,004	$27,370	14%
Accrued expenses and other current liabilities	70,816	61,355	9,461	15
Short-term financing	-	25,000	(25,000)	(100)
Current portion of long-term debt and other long-term liabilities	24,220	27,114	(2,894)	(11)
Total current liabilities	316,410	307,473	8,937	3

Deferred income taxes	22,132	20,079	2,053	10
Long-term debt	242,131	282,015	(39,884)	(14)
Other long-term liabilities	7,747	6,145	1,602	26
Total liabilities	588,420	615,712	(27,292)	(4)
Total stockholders’ equity	291,451	279,187	12,264	4
Total liabilities and stockholders’ equity	$879,871	$894,899	$(15,028)	(2)%

                                _________________

1.	In August 2009, the Company’s accounts receivable securitization facility terminated and was not replaced.

2.	The allowance for doubtful accounts was $8.3 million at June 30, 2010 and $12.5 million at June 30, 2009.

3.	The inventory reserve was $8.1 million at June 30, 2010 and $7.3 million at June 30, 2009.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2010	2009	Change
Operating activities
Net income	$46,659	$42,130	$4,529
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,469	4,492	(23)
Amortization	1,190	1,307	(117)
Share-based compensation	4,034	2,935	1,099
Excess tax benefits from share-based compensation	(1,102)	(607)	(495)
Equity (earnings) losses in unconsolidated investments	(102)	2,230	(2,332)
Other	(3,914)	(4,400)	486
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(132,960)	(115,166)	(17,794)
Product inventories	29,410	80,414	(51,004)
Accounts payable	37,793	20,316	17,477
Other current assets and liabilities	43,238	1,960	41,278
Net cash provided by operating activities	28,715	35,611	(6,896)

Investing activities
Acquisition of businesses, net of cash acquired	(4,872)	(381)	(4,491)
Purchase of property and equipment, net of sale proceeds	(5,084)	(5,866)	782
Net cash used in investing activities	(9,956)	(6,247)	(3,709)

Financing activities
Proceeds from revolving line of credit	216,539	178,237	38,302
Payments on revolving line of credit	(177,637)	(173,222)	(4,415)
Proceeds from asset-backed financing	-	42,000	(42,000)
Payments on asset-backed financing	-	(37,792)	37,792
Payments on long-term debt and other long-term liabilities	(24,118)	(3,076)	(21,042)
Payments of deferred acquisition consideration	(500)	-	(500)
Payments of deferred financing costs	(145)	(305)	160
Excess tax benefits from share-based compensation	1,102	607	495
Proceeds from stock issued under share-based compensation plans	3,172	1,399	1,773
Payments of cash dividends	(12,858)	(12,601)	(257)
Purchases of treasury stock	(1,534)	(59)	(1,475)
Net cash provided by (used in) financing activities	4,021	(4,812)	8,833
Effect of exchange rate changes on cash	(1,638)	1,413	(3,051)
Change in cash and cash equivalents	21,142	25,965	(4,823)
Cash and cash equivalents at beginning of period	15,843	15,762	81
Cash and cash equivalents at end of period	$36,985	$41,727	$(4,742)

Addendum

The following tables break out our consolidated results into the base business components and the excluded components (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(In thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	June 30,		June 30,		June 30,
	2010	2009	2010	2009	2010	2009
Net sales	$624,309	$597,150	$23,158	$4,932	$647,467	$602,082

Gross profit	184,526	176,852	6,008	1,216	190,534	178,068
Gross margin	29.6%	29.6%	25.9%	24.7%	29.4%	29.6%

Selling and administrative expenses	97,504	95,488	4,161	860	101,665	96,348
Expenses as a % of net sales	15.6%	16.0%	18.0%	17.4%	15.7%	16.0%

Operating income	87,022	81,364	1,847	356	88,869	81,720
Operating margin	13.9%	13.6%	8.0%	7.2%	13.7%	13.6%

(Unaudited)	Base Business		Excluded		Total
(In thousands)	Six Months Ended		Six Months Ended		Six Months Ended
	June 30,		June 30,		June 30,
	2010	2009	2010	2009	2010	2009
Net sales	$885,330	$870,622	$31,970	$8,086	$917,300	$878,708

Gross profit	258,525	257,219	8,301	2,042	266,826	259,261
Gross margin	29.2%	29.5%	26.0%	25.3%	29.1%	29.5%

Selling and administrative expenses	178,264	179,167	7,581	2,020	185,845	181,187
Expenses as a % of net sales	20.1%	20.6%	23.7%	25.0%	20.3%	20.6%

Operating income	80,261	78,052	720	22	80,981	78,074
Operating margin	9.1%	9.0%	2.3%	0.3%	8.8%	8.9%

We have excluded the following acquisitions from base business for the periods identified:

Acquired	Acquisition Date	Net Sales Centers Acquired	Period Excluded
Les Produits de Piscine Metrinox	April 2010	2	April–June 2010
General Pool & Spa Supply (GPS) (1)	October 2009	7	January–June 2010
Proplas Plasticos, S.L. (Proplas)	November 2008	0	January–February 2010 and January–February 2009

(1)	We acquired 10 GPS sales centers and have consolidated 3 of these with existing sales centers.

We exclude the following sales centers from base business results for a period of 15 months (parenthetical numbers for each category indicate the number of sales centers excluded as of June 30, 2010):

•	acquired sales centers (see table above);
•	existing sales centers consolidated with acquired sales centers (3);
•	closed sales centers (1);
•	consolidated sales centers in cases where we do not expect to maintain the majority of the existing business (0); and
•	sales centers opened in new markets (1).

The table below summarizes the changes in our sales centers in the first half of 2010:

December 31, 2009	287
Acquired	2
New locations (1)	3
Consolidated	(2)
June 30, 2010	290

(1)	Includes two new sales center locations and one existing centralized shipping location warehouse converted into a sales center location.

We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales.  After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.

We define Adjusted EBITDA as net income or net loss plus interest expense, income taxes, depreciation, amortization, share-based compensation, goodwill and other non-cash impairments and equity earnings or losses in unconsolidated investments, net of income taxes.  Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP).  We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental liquidity measure in conjunction with cash flows provided by or used in operating activities to help investors understand our ability to provide cash flows to fund growth, service debt and pay dividends as well as compare our cash flow generating capacity from year to year.

We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2010	2009	2010	2009
Net income	$52,770	$48,366	$46,659	$42,130
Add:
Interest expense, net	1,928	3,150	4,282	6,477
Provision for income taxes	34,167	30,878	30,142	28,138
Share-based compensation	2,163	1,614	4,034	2,935
Equity (earnings) losses in unconsolidated investments, net of tax (1)	4	(674)	(102)	1,329
Depreciation	2,245	2,283	4,469	4,492
Amortization (2)	492	424	958	877
Adjusted EBITDA	$93,769	$86,041	$90,442	$86,378

(1)	Tax related to our equity (earnings) losses is disclosed as Income tax (expense) benefit on equity (earnings) losses in the table below.
(2)
Excludes amortization of deferred financing costs of $131 and $221 for the three months ended June 30, 2010 and June 30, 2009, respectively, and $232 and $430 for the six months ended June 30, 2010 and June 30, 2009, respectively.

The table below presents a reconciliation of Adjusted EBITDA to net cash provided by operating activities.

(Unaudited)	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2010	2009	2010	2009
Adjusted EBITDA	$93,769	$86,041	$90,442	$86,378
Add:
Interest expense, net (1)	(1,797)	(2,929)	(4,050)	(6,047)
Provision for income taxes	(34,167)	(30,878)	(30,142)	(28,138)
Income tax (expense) benefit on equity (earnings) losses	-	(449)	-	901
Excess tax benefits on share-based compensation	(307)	(332)	(1,102)	(607)
Other	(1,585)	(1,942)	(3,914)	(4,400)
Change in operating assets and liabilities	(1,914)	32,067	(22,519)	(12,476)
Net cash provided by operating activities	$53,999	$81,578	$28,715	$35,611

(1)
Excludes amortization of deferred financing costs of $131 and $221 for the three months ended June 30, 2010 and June 30, 2009, respectively, and $232 and $430 for the six months ended June 30, 2010 and June 30, 2009, respectively.  This non-cash expense is included in Interest expense, net on the Consolidated Statements of Income.